Exhibit 10.1
EMPLOYMENT AGREEMENT
BY AND AMONG
BIG LOTS, INC.,
BIG LOTS STORES, INC.
AND
KENT LARSSON
This employment agreement (“Agreement”) by and among Big Lots, Inc. (“BLI”), Big Lots Stores, Inc. (“Big Lots”) and their affiliates, predecessor, successor, subsidiaries and other related companies (collectively the “Company”) and Kent Larsson (“Executive”), collectively, the “Parties,” is effective as of August 17, 2005 (“Effective Date”) and supersedes and replaces [1] any other oral or written agreement or understanding concerning the terms of the Executive’s employment with the Company including Executive’s Employment Agreement dated March 29, 2004, but does not supersede or replace [2] any agreement or arrangement between the Executive or any Group Member (as defined in Section 4.02[1]) relating to the payment of compensation or benefits earned (or deemed earned) on account of services performed for a Group Member before the Effective Date.
1.00 Duration
This Agreement will remain in effect from the Effective Date until it terminates as provided in Section 5.00 (“Term”). Any notice of termination required to be given under this Agreement must be given as provided in Section 6.00 and will be effective on the date prescribed in Section 5.00.
2.00 Executive’s Employment Function
2.01 Position. The Executive agrees to serve the Company in an executive capacity. The Executive agrees at all times to observe and to be bound by all Company rules, policies, practices, procedures and resolutions which apply to Company employees with a similar title and position and which do not conflict with the specific terms of this Agreement.
2.02 Place of Performance. Unless the Company requires the Executive to perform duties at another location, the Executive’s duties will be performed principally in Columbus, Ohio, except for travel on the business of any Group Member.
3.00 Compensation
The Company will pay the Executive the amounts described in Sections 3.00 and 5.00 as compensation for the services described in this Agreement and in exchange for the duties and responsibilities described in Section 4.00.
3.01 Base Salary. The Company will pay to the Executive an annualized base salary of $350,000, which, at the discretion of the Company, may be adjusted from time to time in a manner that is consistent with the Company’s compensation policies in effect for Company employees with a similar title and position (“Base Amount”) but may not be adjusted to any amount lower than $350,000 without the Executive’s consent. The Executive’s Base Salary will be paid in installments that correspond with the Company’s normal payroll practices.

3.02 Bonus. The Executive will be eligible to receive bonus compensation (“Bonus”) under and subject to the terms of the Company’s 1998 Big Lots, Inc. Key Associate Annual Compensation Plan, as amended (or any such successor plan, hereinafter, “Bonus Program”) for the fiscal year beginning January 30, 2005 and for each subsequent fiscal year during the Term of this Agreement. The Executive’s Bonus will be an amount equal to the Base Salary at the end of each fiscal year multiplied by the Bonus Payout percentage as determined under the Bonus Program. The Bonus Program is based upon the achievement of the Company’s annual financial plan. The Executive’s Bonus Payout percentage consists of a Target Bonus of 50 percent of Base Salary and a Stretch Bonus of 100 percent of Base Salary. Both “Target Bonus” and a “Stretch Bonus” are defined in the Bonus Program and are subject to adjustment as provided in the Bonus Program; provided, however, the Executive’s Target Bonus will never be set at less than 50 percent of Base Salary and the Executive’s Stretch Bonus will never be set at less than 100 percent of Base Salary. The Payment of any earned Bonuses is subject to the terms of the Bonus Program and any agreements issued thereunder. The term “fiscal year” means the period beginning on the first Sunday after the Saturday closest to January 31st of each calendar year and ending on the Saturday closest to January 31st of the following calendar year.
3.03 Benefit and Other Compensatory Plans. Subject to their terms (which the Company may amend at any time), the Executive may participate in any Company-sponsored employee pension or welfare benefit plan at a level commensurate with the Executive’s title and position. The Executive also may participate in any other deferred incentive or similar compensation program maintained by the Company and generally made available to Company employees with a similar title and position.
3.04 Vacation and Sick Leave. The Executive will be entitled to the same periods of vacation and sick leave each year that the Company provides under its vacation and sick leave policy to other Company employees with a similar title and position.
3.05 Expenses. Consistent with the terms of its business expense reimbursement policies and procedures, the Company will reimburse Executive for all normal and reasonable expenses incurred while performing services under this Agreement, including reasonable travel expenses. Reimbursement for these expenses will be made as soon as administratively feasible after the date the Executive submits appropriate evidence of the expenditure and otherwise complies with the Company’s business expense reimbursement policies and procedures.
3.06 Automobile Allowance. The Company will provide the Executive with an automobile or a monthly automobile allowance in accordance with applicable Company policies for employees with a similar title and position; provided, however, that the automobile allowance may not be adjusted to a value lower than the value the Executive is entitled to receive as of the Effective Date.
3.07 Termination Benefits. The Company will provide the Executive with only those termination benefits described in Section 5.00.

4.00 Executive’s Obligations
The amounts described in Sections 3.00 and 5.00 of this Agreement are provided by the Company in exchange for (and have a value to the Company equivalent to) the Executive’s performance of the obligations described in this Agreement, including performance of the duties and the covenants made and entered into by and between the Executive and the Company in this Agreement.
4.01 Scope of Duties. The Executive will:
[1] Devote all available business time, best efforts and undivided attention to the Company’s business and affairs; and
[2] Not engage in any other business activity, whether for gain, profit or other pecuniary benefit except for services benefiting the Group or any Group Member.
However, the restrictions described in Sections 4.01[1] and [2] will not preclude the Executive from:
[3] Making or holding passive investments; or
[4] Serving on corporate, civic, religious, educational and/or charitable boards or committees but only if this activity [a] does not interfere with the Executive’s performance of the duties assumed under this Agreement and [b] is approved in writing by the Company.
4.02 Confidential Information.
[1] Obligation to Protect Confidential Information. The Executive acknowledges that the Company, its parent, affiliates, predecessor, successor, subsidiaries and other related companies, including entities that become related entities after the Effective Date (collectively, “Group” and separately, “Group Member”) have a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Section 4.02[2]) and Intellectual Property (as defined in Section 4.02[3]) and have invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information and Intellectual Property. The Executive agrees [a] during and after employment with the Company and as to all Group Members [i] that any Confidential Information and Intellectual Property will be held in confidence and treated as proprietary to the Group, [ii] not to use or disclose any Confidential Information or Intellectual Property except to promote and advance the Group’s business interests and [b] immediately upon termination for any reason from employment with the Company, to return to the Company any Confidential Information and Intellectual Property.
[2] Definition of Confidential Information. For purposes of this Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other information of a similar confidential nature regarding the business, operations, properties or personnel of the Group, the Company or any other Group Member which are disclosed to or learned by the Executive while employed by a Group Member, but will not include [a] the Executive’s own personal personnel records or [b] any information that [i] the Executive possessed before the date of initial employment (including periods before the Effective Date) with the Group that was a matter of public knowledge, [ii] became or becomes a matter of public knowledge through authorized sources independent of the Executive, [iii] has been or is disclosed by any Group Member without restriction on its use, [iv] has been or is required to be disclosed by law or governmental order or regulation or [v] is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only if its disclosure is a necessary part of any proceedings described in Section 9.00. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge until and unless the Company’s General Counsel or Chief Executive Officer confirms to the Executive that the information is public knowledge or an adjudicator finally decides that the information is public knowledge.
[3] Intellectual Property. The Executive expressly acknowledges that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored or reduced to practice during the Executive’s performance of services under this Agreement, whether individually or jointly with any Group Member and whether or not it is deemed to be “work made for hire” (the “Intellectual Property”) will be owned solely by the Group, and will be subject to the restrictions set forth in Section 4.02[1]. All Intellectual Property that constitutes copyrightable subject matter under the copyright laws of the United States will, from its conception, be deemed to be a “work made for hire” under the United States copyright laws and all right, title and interest in and to such copyrightable works will vest in the Company or the Group. All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by the Executive, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a “work made for hire”) or otherwise, will be assigned and is hereby irrevocably assigned to the Company or the Group by the Executive. Without any additional consideration, the Executive will execute all documents and take all other actions the Company reasonably believes are needed to convey the Executive’s complete ownership interest in any Intellectual Property to the Company or the Group so that the Company or the Group will own and may protect the Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive agrees that any Group Member may alter or modify the Intellectual Property at the Group Member’s sole discretion, and the Executive waives all right to claim or disclaim ownership.
4.03 Solicitation of Employees. The Executive agrees that during employment, and for two years after terminating employment with all Group Members [1] not, directly or indirectly, to solicit (or facilitate the solicitation of) any employee of any Group Member to leave employment with the Group or any Group Member, [2] not, directly or indirectly, to employ, seek to employ or facilitate the employment of any employee of any Group Member by an entity that is not a

Group Member and [3] not to cause or induce any entity described in Section 4.05[1] to solicit or employ (or to facilitate the solicitation or employment of ) any employee of any Group Member.
4.04 Solicitation of Third Parties. The Executive agrees that during employment, and for two years after terminating employment with all Group Members not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group, the Company or any other Group Member to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Company’s or the Group’s (or any other Group Member’s) business interests.
4.05 Non-Competition. The Executive acknowledges the nature of the Group’s Business (as defined in Section 4.05[3][a] and that the Group is one of the limited number of entities which has developed this type of business; that the Group’s Business is national in scope and the Executive’s work for the Group, the Company and other Group Members will give Executive access to the confidential affairs of the Company and other Group Members, to Confidential Information and to Intellectual Property as defined in Sections 4.02[2] and 4.02[3] respectively; and that the agreements and covenants of the Executive contained in Section 4.00 are essential to preserving the Group’s Business and good will. Accordingly, the Executive covenants and agrees that:
[1] During the Restriction Period (as defined in Section 4.05[3][c]) and within the Restricted Area (as defined in Section 4.05[3][b]) the Executive will not [a] engage in the Group’s Business for the Executive’s own account, [b] render any services to any person engaged in the Group’s Business (other than to an entity that is a Group Member when those services are rendered); or [c] become employed in any manner by, or consult with, Wal-Mart, Sam’s Club, Kmart, Target, Dollar General, Family Dollar, Dollar Tree, Value City/Schottenstein Stores Corporation, Fred’s, 99¢ Stores, Canned Foods, Tuesday Morning and TJX Corporation. Further, the Executive agrees during the Restricted Period to not become employed in any manner by or to act as consultant to any successor, parent or subsidiary of the entities (or types of entities) listed above other than in the course of discharging the duties described in this Agreement.
[2] Maximum Enforceable Restriction. If any or all of the covenants set forth in this Section 4.05 are determined by a court of competent jurisdiction to be unenforceable by reason of the temporal restrictions being too great, the geographic areas covered too great, the range of activities too great or for any other reason, the Court is authorized and will interpret them to extend over the maximum period of time, the maximum geographic area and the maximum range of activities or, as to any provision, in such a manner that all provisions may be given maximum restrictive effect in accordance with applicable law.
[3] Definition Relating to Section 4.05.
[a] Group Business. For purposes of this Agreement, “Group Business” includes the operation of Big Lots retail outlets, the inventories of which are acquired primarily through special purchases such as overstocks, close-outs, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, the operation of Big Lots furniture stores, and related wholesale operations and other lines of business any Group Member develops during the Term of this Agreement.
[b] Restricted Area. For purposes of this Agreement, “Restricted Area” means the 50 mile radius surrounding any location in which the Group’s Business is conducted during the Term of this Agreement.
[c] Restriction Period. For purposes of this Agreement, “Restriction Period” means the Term of this Agreement and one year following termination of the Executive’s employment with all Group Members, regardless of the reason for termination; provided, however, that in the event of a Change of Control as defined in Section 5.07[3] of this Agreement, the Restricted Period shall be for a period of six (6) months.
4.06 Post-Termination Cooperation. The Executive agrees that during and after employment with the Group and without additional compensation (other than reimbursement for reasonable associated expenses), to cooperate with the Group, the Company and any other Group Member in the following areas:
[1] Cooperation With the Group, the Company and Other Group Members. The Executive agrees [a] to be reasonably available to answer questions for any Group Member’s officers or directors regarding any matter, project, initiative or effort with which the Executive was involved while employed by any Group Member and [b] to cooperate with the Group, the Company and any other Group Member during the course of all proceedings arising out of the Group’s Business about which the Executive has knowledge or information. For purposes of this Agreement, [c] “proceedings” includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and [d] “cooperation” includes [i] the Executive’s being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Group, the Company or any other Group Member, [ii] providing any and all documents in the Executive’s possession that relate to the proceeding and [iii] providing assistance in locating any and all relevant notes and/or documents relevant to any proceedings.
[2] Cooperation With Third Parties. Unless compelled to do so by lawfully-served subpoena or court order or to the extent it is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only as a necessary part of any proceedings under this Agreement, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including a private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information except in cooperation with the Group, the Company and other Group Members. The Executive also agrees to notify the Company’s Chief Executive Officer or General Counsel

immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.
[3] Cooperation With Media. The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television, radio or electronic media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information except in cooperation with the Group, the Company or any other Group Member. The Executive also agrees to notify the Company’s Chief Executive Officer or General Counsel immediately after being contacted by any member of the media with respect to any matter affected by this section.
4.07 Non-Disparagement. The Executive and the Company agree (on its behalf and in behalf of the Group and other Group Members) that after the Executive’s employment with the Group has ended neither will make any disparaging remarks about the other and the Executive will not make any disparaging remarks about the Company, the Company’s Chairman, Chief Executive Officer or any of the Company’s executives or directors or any other Group Member or their executives and directors. However, this section will not preclude [1] any remarks that may be made by the Executive [a] under the terms of Section 4.06[2], [b] that are required to discharge the duties described in this Agreement or [c] are germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only as a necessary part of any proceedings under this Agreement or [2] the Company or any other Group Member from making (or eliciting from any person) disparaging remarks about the Executive [a] concerning any conduct that may have led to a termination for Cause, as defined in Section 5.04[3] (including initiating an inquiry or investigation that may result in a termination for Cause) or [b] that are germane (but only to the extent that it is germane) to defending against any action begun by the Executive under this Agreement.
4.08 Notice of Subsequent Employment. The Executive agrees to notify the Company of any subsequent employment during the Restriction Period and any period during which any payment described in Section 5.00 is due or is being paid.
4.09 Remedies. The Executive:
[1] Acknowledges that the obligations and restrictions described in Sections 4.02 through 4.08 are reasonable in light of the nature of the Group’s Business and the nature of the Executive’s relationship with the Group and the Company; that the Group, the Company and all other Group Members have legitimate business reasons for requiring the Executive’s agreement to all provisions of Section 4.00; and that the Executive understands these restrictions, has had an opportunity to fully discuss these restrictions with the Company and accepts the restrictions.
[2] Agrees that if any of the obligations to the Company under Sections 4.02 through 4.08 are breached, the periods during which the obligations described in Sections 4.02 through 4.08 apply will be extended for the length of time that the Executive failed to fulfill the obligations under Sections 4.02 through 4.08.

[3] Agrees that [a] any breach of any of the terms of this Section 4.00 would result in irreparable injury and damage to the Group, the Company and all other Group Members for which none would have an adequate remedy at law, [b] in the event of a breach or any threat of breach by the Executive, the Group, the Company and any Group Member will be entitled to an immediate injunction and restraining order to prevent that breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for, with and/or through the Executive, without having to prove damages [c] no bond will be required of the Group, the Company or any other Group Member in connection with an action described in Section 4.09[3][a] and [d] not to defend any action seeking injunctive or other equitable relief on the basis that the Group, the Company or any other Group Member has an adequate remedy at law in money damages or otherwise. The terms of this Section 4.09 will not prevent the Company from pursuing any other available remedies for any breach or threatened breach by the Executive of Section 4.00, including, but not limited to, the recovery of monetary damages from the Executive or specific performance. In addition to any other available remedies, the Group, the Company or any Group Member may require the Executive to account for and pay over to the Company all compensation, profits, accruals, increments or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any portion of Section 4.00. The Company may set off any amounts finally determined by a court of competent jurisdiction to be due under this section against any amount that may be owed to the Executive under this Agreement or under any other compensatory arrangement (other than a tax-qualified retirement plan) between the Executive and the Group, the Company or any other Group Member. The Parties agree that any action for breach of any of the provisions of Section 4.00 and/or injunctive relief will be venued in the Court of Common Pleas, Franklin County, Ohio.
4.10 Return of Group Property. Upon termination of employment, the Executive agrees to promptly return to the Company all property belonging to the Group or any Group Member; provided, however, that in the event the Executive’s employment is terminated pursuant to Section 5.06 and the Executive is then utilizing an automobile provided by the Company, the Executive shall retain the automobile in accordance with the terms of Section 5.06[5].
4.11 Effect of Termination of Agreement. The provisions of Section 4.00 will survive any termination of this Agreement and the existence of any claim or cause of action by the Executive against the Company or any Group Member, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Group, the Company or any other Group Member of the covenants and agreements of this Section 4.00; provided, however, that this Section 4.11 will not, in and of itself, preclude the Executive from defending against the enforceability of the covenants and agreements of Section 4.00.

5.00 Termination and Related Benefits
This Agreement will terminate upon the occurrence of any of the events described in this section, although all of the obligations, restrictions and duties described in Sections 4.02 through 4.08 will continue after the Agreement terminates and will apply and continue to apply to the Executive and the Executive’s estate, heirs and assigns for the period described in Sections 4.02 through 4.08.
5.01 Rules of General Application. The following rules apply generally to the implementation of Section 5.00:
[1] Method of Payment. The Company, at its option and at any time, may elect to pay, as a lump sum, any installment payments due under Section 5.00. If the Company decides to pay any installment obligation due under Section 5.00 as a lump sum, the amount paid will be reduced to reflect the value of the acceleration. This reduction will be based on the rate paid on 90-day U.S. Treasury Bills issued on the last issue date before the lump sum payment is made.
[2] Application of Pro Rata. Any pro rata amount to be paid under Section 5.00 [a] will be calculated as provided in the program through which the payment is due or [b] if the payment obligation arises solely under this Agreement, will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.
[3] Limit on Time and Form of Payment. Subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payments described in this section will be made at the time and in the form described in this section. Any amount deferred by application of Section 409A of the Code will be paid as a lump sum on the first payment date permitted under Section 409A of the Code and will be increased by interest calculated as described in Section 5.01[1][b] or on another basis permitted under Section 409A of the Code.
5.02 Termination Due to Executive’s Death. This Agreement will terminate automatically on the date the Executive dies. If all requirements of this Agreement are met (including those described in Section 7.00), as of the Executive’s date of death, and subject to Section 5.04[5], the Company will make the following payments to the beneficiary the Executive designates on a form acceptable to the Company. If the Executive has not made an effective beneficiary designation (or has revoked all beneficiary designations), these payments will be made to the Executive’s surviving spouse or, if the Executive dies without a surviving spouse, to the Executive’s estate.
[1] Base Salary. The unpaid Base Salary the Executive earned to the date of termination. This amount will be paid on the Company’s next regularly schedule payroll date for similarly situated employees.

[2] Bonus. The Bonus (or pro rata share of any Bonus) due under the terms of the Bonus Program and Section 3.02.
[3] Other. Any rights accruing to the Executive under any other compensatory program and any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
5.03 Termination Due to Executive’s Disability. The Company may terminate this Agreement after ascertaining that the Executive is Disabled (as defined in Section 5.03[4]) by delivering to the Executive a written notice of termination for Disability that includes the date termination for Disability is to be effective. If all requirements of this Agreement are met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Company will make the following payments to the Executive.
[1] Base Salary. The unpaid Base Salary the Executive earned to the date of termination. This amount will be paid on the Company’s next regularly schedule payroll date for similarly situated employees.
[2] Bonus. The Bonus (or pro rata share of any Bonus) due under the terms of the Bonus Program and Section 3.02.
[3] Other. Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
[4] Definition of Disability. For purposes of this Agreement, “Disability” (and any of its forms) means that, for more than six consecutive months, the Executive is unable, with reasonable accommodation, to perform the duties described in Section 4.01 on a full-time basis due to a physical or mental disability or infirmity.
5.04 Termination for Cause. The Company may terminate the Executive’s employment for Cause (as defined in Section 5.04[3]). A termination for Cause shall only be effective after [a] the Company has delivered a written notice to the Executive stating that in the Company’s opinion, the Executive may be terminated for Cause, specifying the details and [b] if the failure or action is one that can be cured, the Executive does not cure the issue giving rise to the Cause determination within 30 days after receiving notice. If the Executive is terminated for Cause and if all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:
[1] Base Salary. The unpaid Base Salary the Executive earned to the date of termination. This amount will be paid on the Company’s next regularly schedule payroll date for similarly situated employees.
[2] Other. Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
[3] Definition of Cause. For purposes of this Agreement, Cause means the Executive’s [a] failure to comply with Company’s policies and procedures which the Company reasonably determines has had or is likely to have a material adverse effect on the Group, the Company or any other Group Member; [b] willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Group, the Company or any other Group Member, monetarily or otherwise; [c] violation of laws or regulations governing the Group, the Company or any other Group Member (including the Sarbanes-Oxley Act of 2002) or violation of the Company’s code of ethics; [d] breach of any fiduciary duty owed to the Group, the Company or any other Group Member; [e] misrepresentation or dishonesty which the Company reasonably determines has had or is likely to have a material adverse effect on the Group, the Company or any other Group Member; [f] breach of any provision of Section 4.00 of this Agreement; [g] involvement in any act of moral turpitude that has a materially injurious effect on the Group, the Company or any other Group Member or their reputation; or [h] breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer.
[4] Date of Termination for Cause. Subject to Section 5.04[5], termination for Cause will be deemed to have occurred on the date the Company specifies in the notice described in Section 5.04[a] or, if later and if applicable the end of the period described in Section 5.04[b].
[5] Subsequent Information. The terms of Section 5.04 also will apply if, within 6 consecutive calendar months beginning after the Executive terminates under any other provision of Section 5.00, the Company learns of an event that, had it been known before the Executive terminated employment, would have justified a termination for Cause. In this case, the Company will be entitled to recover any amounts that the Executive or any beneficiary received under any other provision of Section 5.00, reduced by the amount the Executive is entitled to receive under this Section 5.04 and any other legally protected benefits paid or made available under this Agreement that originally was applied when the Executive terminated.
5.05 Voluntary Termination by Executive. The Executive may voluntarily terminate employment with the Company at any time. In this case, and if all other requirements of this Agreement are met, and subject to Section 5.04[5], the Company will make the following payments to the Executive:
[1] Base Salary. The unpaid Base Salary the Executive earned to the date of termination. This amount will be paid in a single lump sum on the Company’s next regularly schedule payroll date for similarly situated employees.
[2] Other. Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
5.06 Involuntary Termination Without Cause. Beginning September 1, 2006, the Company may terminate the Executive’s employment at any time without Cause by delivering to the Executive a written notice specifying the date termination is to be effective. If all requirements of this Agreement are met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Company will make the following payments to the Executive:
[1] Base Salary. The unpaid Base Salary the Executive earned to the date of termination. This amount will be paid in a single lump sum on the Company’s next regularly schedule payroll date for similarly situated employees.
[2] Bonus. The bonus (or pro rata share of any Bonus) due under the terms of the Bonus Program and Section 3.02.
[3] Income Continuation. The Executive will be entitled to continue to receive his Base Salary until the last day of the twenty-eighth complete calendar week beginning after the termination date.
[4] Health Care. The Company will reimburse the Executive for the cost of continuing health coverage under COBRA, less the amount the Executive is expected to pay as an employee premium for this coverage, if any, until the earlier of [a] the last day of the twenty-eighth complete calendar week beginning after the termination date or [b] the date the Executive becomes eligible for the same or similar coverage under another benefit program. The amounts payable under this section will be increased to reimburse the Executive for federal, state and local income, employment and wage taxes associated with that reimbursement.
[5] Transportation. The Executive will be entitled to continue to receive the automobile benefits described in Section 3.06 until the last day of the twenty-eighth complete calendar week beginning after the termination date.
[6] Other. Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
5.07	Termination in Connection With Change of Control. If the Executive is Terminated in Connection With a Change of Control (as defined in Section 5.07[5]) at any time during the Protection Period (as defined in Section 5.07[4]) and if all other conditions of this Agreement have been met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Change Entity (as defined in Section 5.07[2] will pay or make available the Change Benefits (as defined in Section 5.07[1]) in lieu of any other amounts of benefits that might otherwise be due under this Agreement on account of that termination.

[1] Change Benefits. For purposes of this Agreement, “Change Benefits” means the aggregate of the following, adjusted if appropriate under Sections 5.07[6] and [7]:
[a] Base Salary. The sum of [i] the Base Salary earned to the date of termination plus [ii] 200 percent of the Executive’s Base Salary at the highest rate in effect at any time during the Protection Period. This amount will be paid in a lump sum cash payment on the Change Entity’s first regular payroll date for employees with a similar title or position following the effective date of the Executive’s Termination in Connection With a Change of Control.
[b] Bonus. Two hundred percent of the Executive’s Stretch Bonus opportunity as it existed on the Effective Date of this Agreement under the Bonus Program. This amount will be paid in a single lump sum on the Change Entity’s next regularly scheduled payroll date for executives of similar title and position following the date of the Executive’s Termination in Connection With a Change of Control.
[c] Health Care. The Change Entity will reimburse the Executive for the cost of continuing health coverage under COBRA, less the amount the Executive is expected to pay as an employee premium at the lowest rate in effect at any time during the Protection Period for this coverage, until the earlier of [i] the last day of the 24th complete calendar month beginning after the date the Executive is Terminated in Connection With a Change of Control or [ii] the date the Executive becomes eligible for comparable benefits at comparable costs to the Executive under another employer sponsored benefit program. The amounts payable under this section will be increased to reimburse the Executive for federal, state and local income, employment and wage taxes associated with that reimbursement.
[d] Other. Any rights (including those arising on account of the Change of Control) accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Change Entity will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
[2] Change Entity. For purposes of this Agreement, “Change Entity” means the Company, BLI and any other entity that is a party to the Change of Control.
[3] Definition of Change of Control. For purposes of this Agreement, “Change of Control” means [a] any person or group [as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934] that becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20 percent or more of the outstanding equity securities of BLI entitled to vote for the election of directors; [b] a majority of the Board of Directors of BLI is replaced within any 24 consecutive month period or less by directors not nominated and approved by a majority of the directors of BLI in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of BLI at any date consists of persons not so nominated and approved; [c] the stockholders of BLI approve an agreement to reorganize, merge or consolidate with another corporation (other than Big Lots Stores, Inc. or an affiliate); [d] the stockholders of BLI adopt a plan or approve an agreement to sell or otherwise dispose of all or substantially all of BLI’s assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions. The effective date of any such Change of Control will be the date upon which the last event occurs or last action is taken such that the definition of such Change of Control (as set forth above) has been met. For purposes of this Agreement, the term “affiliate” will mean: [i] any person or entity qualified as part of an affiliated group which includes BLI pursuant to Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”); or [ii] any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c)(2)(b). Determination of affiliate will be tested as of the date immediately prior to any event constituting a Change of Control. The other provisions of this Section 5.07 notwithstanding, the term “Change of Control” will not mean any transaction, merger, consolidation or reorganization in which BLI exchanges or offers to exchange newly issued or treasury shares in an amount less than 50 percent of the then-outstanding equity securities of BLI entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than BLI or an affiliate thereof (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.
[4] Protection Period. For purposes of this Agreement, “Protection Period” means the period beginning on the first day of the third full consecutive calendar month beginning before the date of the Change of Control and ending on the last day of the twenty-fourth consecutive full calendar month beginning after the date of the Change of Control.
[5] Termination in Connection With a Change of Control. For purposes of this Agreement, “Termination in Connection With a Change of Control” means, at any time during the Protection Period, the Change Entity:
[a] Involuntarily terminates the Executive without Cause (as defined in Section 5.06), in which case, the termination will be deemed to have occurred on the date the notice of termination is delivered to the executive;
[b] Breaches any term of this Agreement, in which case the termination will be deemed to have occurred on the date of the breach, even if the breach became apparent at a later date;
[c] Unsuccessfully attempts to terminate the Executive for Cause (as defined in Section 5.04), in which case the termination will be deemed to have occurred on the date the Change Entity gives the notice of termination for Cause described in Section 5.04 even if the date on which it is determined that the Change Entity had no basis for terminating the executive for Cause is beyond the Protection Period;

[d] Attempts to terminate the Executive for any reason without following the procedures described in this Agreement (including an acceleration of the periods described in Section 5.03[4] and 5.04[b]), in which case the termination will be deemed to have occurred on the date the Change Entity first failed to comply with those procedures;
[e] Revokes or attempts to revoke or accelerate the duration of any leave of absence protected by law or authorized by the Company before the Protection Period or by the Change Entity at any time during the Protection Period, in which case the termination will be deemed to have occurred on the day the Company or the Change Entity revoked or attempted to revoke or accelerate the leave of absence even if the date on which it is determined that the Change Entity had no basis for revoking or acceleration the leaves of absence is beyond the Protection Period; or
[f] Refuses to allow the Executive to return to active employment at the end of any leave of absence protected by law or authorized by the Company before the Protection Period or the Change Entity at any time during the Protection Period, in which case the termination will be deemed to have occurred on the earlier of [i] the date the Executive attempts to return to active employment or [ii] the last day or the leave of absence.
[6] Treatment of Taxes. If payments under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company or the Change Entity, constitute “excess” parachute payments as defined in Section 280G(b) of the Code, the Change Entity, subject to Section 5.07[7], will either:
[a] Reimburse the Executive for the amount of any excise tax due under Code §4999, if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.07[6][b]; or
[b] Reduce the Executive’s benefits under this Agreement so that the Executive’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Agreement and all other agreements will be $1.00 less than the amount that would generate “excess” parachute payment penalties if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.07[6][a].
This comparison will be made as of the date of the corporate event generating the “parachute payments” although any reimbursement provided under Section 5.07[6][a] will be made when the parachute payment is actually made or distributed.
Within 10 business days of the date the Change Entity determines that Section 5.07[6][b] should be applied, the Change Entity will apprise the Executive of the amount of the reduction (“Notice of Reduction”). Within 10 business days of receiving that information, the Executive may specify how (and against which benefit or payment source) the reduction is to be applied (“Notice of Allocation”). The Change Entity will be required to implement these directions within 10 business days of receiving the Notice of Allocation. If the Change Entity has not received a Notice of Allocation from the Executive within 10 business days of the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement Section 5.07[6][b], the Change Entity will apply Section 5.07[6][b] proportionately based on the amounts otherwise payable under this Agreement or, if a Notice of Allocation has been returned that does not sufficiently implement Section 5.07[6][b], on the basis of the reductions specified in the Notice of Allocation.
[7] Effect of Subsequent Tax Claim. The Change Entity will establish procedures that will apply to any inquiries regarding the treatment of tax payments under this Section 5.07. Within 30 days following the termination of the Executive’s employment under Section 5.07, the Change Entity will provide the Executive with a copy of such procedures.
6.00 Notice
6.01 How Given. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be [1] in the case of notices to the Company or the Change Entity, addressed to the Company’s Chief Executive Office at the Company’s then-current corporate offices and [2] in the case of notices to the Executive, addressed to the Executive’s last mailing address contained in the Executive’s personnel file.
6.02 Effective Date. Any notice permitted or required to be given under this Agreement will be deemed to have been given and will be effective on the date it is delivered.
7.00 Execution of Release
The Executive agrees that as a condition of receiving any post-termination benefit as set forth in Section 5.00 except for earned but unpaid Base Salary to the date of termination and any legally protected rights the Executive has under any employee benefit plan maintained by the Company, the Executive or, in the case of any amounts due after the Executive’s death, the person to whom those amounts are payable (collectively, the “Payee”) must execute a comprehensive release in the form determined from time to time by the Company in its sole discretion. Generally, the release will require the Payee and the Payee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns to release and forever discharge the Group, the Company and all other Group Members, past, present and future, and their executives, officers, directors, agents, attorneys, successors and assigns from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive’s recruitment and employment with the Company that arose on or before the date of the release, other than any claim that the Company has breached this Agreement. This release will include, but not be limited to, any claim that the Company violated the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil

Rights Act of 1964, the Family and Medical Leave Act; any state, federal law or local ordinance prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state; or any federal, state or local law (each as in effect on the Effective Date and as subsequently amended) relating to any matter within the purview of this Agreement. Upon the Executive’s termination of employment with all Group Members, the Payee will be presented with a release and if the Payee fails to execute the release, the Payee agrees to forego any payment described in the first sentence of this section. The Executive acknowledges that the Executive is an experienced senior executive knowledgeable about the claims that might arise in the course of employment with and termination from the Company and any other Group Member and knowingly agrees that the payments upon termination provided for in this Agreement are satisfactory consideration for the release of all possible claims described in the release.
8.00 Insurance
The Company will indemnify Executive (including his heirs, executors and administrators) to the fullest extent permitted under the Company’s Regulations and Ohio law. This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive’s employment with or termination from the Group, the Company or with any other Group Member.
9.00 Arbitration
9.01 Acknowledgement of Arbitration. Unless stated otherwise in this Agreement or any other compensatory or any employee benefit plan, fund or program maintained by the Company, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve (except as specifically provided in Section 4.09) and redress any dispute, claim or controversy involving the interpretation or application of this Agreement, the terms, conditions or termination of this Agreement and the terms, conditions or termination of the Executive’s employment with the Company, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal, state law or local law.
9.02 Scope of Arbitration. The Executive expressly understands and agrees that claims subject to arbitration under this section include asserted violations of the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any federal, state or local law or ordinances prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law (each as in effect on the Effective Date or as subsequently amended) relating to any matter within the purview of this Agreement.
9.03 Effect of Arbitration. The Parties intend that any arbitration award relating to any matter described in Section 9.01 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction and that enforcement may be had according to the terms of that award. This Section 9.03 will survive the termination of this Agreement.
9.04 Location and Conduct of Arbitration. Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator has the authority to award damages and other relief expressly provided by law.
9.05 Time for Initiating Arbitration. Any claim or controversy relating to any matter described in Section 9.01 not sought to be submitted to arbitration, in writing, within 60 days of the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in this section. For purposes of this section, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this Section 9.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 9.00.
9.06 Costs of Arbitration and Attorney’s Fees. The Company will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company. Attorney’s fees [1] may be awarded to the prevailing party if expressly authorized by statute, or otherwise each party will bear its own attorney’s fees and costs but [2] Executive’s attorney’s fees and other associated costs and expenses will be borne by the Change Entity with respect to any claim arising under Section 5.07 but only if the arbitrator concludes the claim legitimately relates to matters within the contemplation of Section 5.07 (otherwise, the rule described in Section 9.06[1] will apply).
9.07 Arbitration Exclusive Remedy. The Parties acknowledge that, because arbitration is the exclusive remedy for resolving the issues described in Section 9.01, neither Party may resort to any federal, state or local court or administrative agency concerning those issues and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.
9.08 Waiver of Jury. The Executive (personally and in behalf of all the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees,

legatees and assigns) and the Company (on its own behalf’s and in behalf of its successors, including any Change Entity) each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.
10.00 General Provisions
10.01 Representation of Executive. The Executive represents and warrants that the Executive is an experienced senior executive knowledgeable about the issues (and their effect) within the purview of this Agreement and is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.
10.02 Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company’s Chief Executive Officer or other person designated by the Company’s Board of Directors. This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the Parties regarding the employment relationship described in this Agreement, and, except as otherwise specifically provided in this Agreement, any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the Executive’s employment relationship with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement.
10.03 Governing Law; Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law and the Parties agree that any invalid or enforceable provision may and will be reformed and applied [1] as provided in Section 4.05, with respect to the matters specifically contemplated in Section 4.00 and [2] with respect to other matters, [a] to the extent needed to avoid that invalidity or unenforceability and [b] in a manner that is as similar as possible to the Parties’ intent (as described in this Agreement). The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.
10.04 No Waiver. Except as otherwise provided in Section 9.05, failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term or any other term of this Agreement.
10.05 Withholding. All payments made to or on behalf of the Executive under this Agreement will be reduced by any amount:
[1] That the Company is required by law to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability; and
[2] To the extent allowed by law, that the Executive owes (or, after employment is deemed to owe) to the Group, the Company or any other Group Member.

Application of Section 10.05[2] will not extinguish the Company’s right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount recovered by application of Section 10.05[2] does not fully discharge the amount the Executive owes to the Group, the Company or other Group Member and does not preclude the Group, the Company or any other Group Member from proceeding directly against the Executive without first exhausting its right of recovery under Section 10.05[2].
10.06 Survival. The Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.
10.07 Miscellaneous.
[1] The Executive may not assign any right or interest to, or in, any payments payable under this Agreement; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and does not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.
[2] This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns and the Company and its successors and, to the extent applicable, the Group and all Group Members.
[3] The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.
10.08 Successors to Company. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, including any Change Entity, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.
IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 21 pages.

BIG LOTS, INC.
By:	/s/ Charles W. Haubiel II

Signed: August 17, 2005

BIG LOTS STORES, INC.
By:	/s/ Brad A. Waite

Signed: August 17, 2005

KENT LARSSON
/s/ Kent Larsson

Signed: August 17, 2005